AMERICAN COMMERCIAL LINES INC.	Contact: Christopher A. Black
Sr. Vice President and Chief Financial Officer
(812) 288-1836
FOR IMMEDIATE RELEASE
ACL Signs Agreement for the Sale of its Venezuelan Operations
Jeffersonville, Indiana (September 18, 2006) — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”) has entered into an agreement to sell its interests in ACBL Venezuela, LTD and GMS Venezuela, C.A. The agreement, which is subject to certain closing conditions, will result in the divestiture of the Company’s barge, towboat and related assets that are used to provide barging services on the Orinoco River in Venezuela. The sales price is approximately thirty-two million United States dollars (US $32,000,000) including anticipated post-closing adjustments. The ownership interest is being sold to a consortium of Venezuelan businessmen. The transaction is expected to close on October 31, 2006.
Commenting on the agreement, Richard A. Mitchell, Jr., Senior Vice President, Corporate Strategy stated, “We are very pleased to have taken this important step in executing our business strategy. This transaction divests us of substantially all of our remaining international assets which contributed approximately $6.6 million of EBITDA in 2005. The net proceeds from this transaction will be used to further reduce our debt.”
President and CEO, Mark R. Holden provided, “This transaction makes sense for the Company. While our Venezuelan operations have served us well in the past, they were no longer core to our strategy going forward. This transaction will allow the ACL management team to focus its efforts on opportunities for domestic growth. We wish to express our sincere thanks and gratitude to our Venezuelan personnel for their years of dedicated service.”
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately 2,600 employees and revenues of more than $740 million as of December 31, 2005. For more information about ACL generally, visit www.aclines.com.
*Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance. See the Company’s web site at http://www.aclines.com for a reconciliation of our EBITDA for the Venezuelan operations to earnings.
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Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the most recent Form 10-K and Form 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.